Exhibit 2.02

EXECUTION COPY

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of 1 May 2009, by and between Nikko Citi Holdings Inc., a Japanese corporation with its head office at 5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-6520, Japan (“NCH”), Nikko Cordial Securities Inc., a Japanese corporation with its head office at 3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8325, Japan (“NCS”), Nikko Citi Business Services Inc., a Japanese corporation with its head office at 3-14, Higashi-Shinagawa 2-chome, Shinagawa-ku, Tokyo 140-8639, Japan (“NCB”), Nikko Citigroup Limited, a Japanese corporation with its head office at 5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-6520, Japan (“NCL” and, together with NCH, NCS and NCB, the “Sellers”), and Sumitomo Mitsui Banking Corporation, a Japanese corporation with its head office at 1-2, Yurakucho 1-chome, Chiyoda-ku, Tokyo 100-0006, Japan (the “Purchaser” and, together with the Sellers, the “Parties”).

RECITALS

WHEREAS, NCS operates one of Japan’s leading securities firms;

WHEREAS, NCH owns the issued and outstanding shares (or, where applicable, partnership interests) of each of the companies set forth on Schedule I and identified as being owned by NCH, and NCH’s wholly-owned subsidiary NCB owns the issued and outstanding shares of each of the companies set forth on Schedule I and identified as being owned by NCB, all of which companies have businesses or assets related and complementary to those of NCS (collectively, whether owned by NCH or by NCB, but excluding any Excluded Companies, the “Related Companies”);

WHEREAS, NCH owns certain assets set forth on Schedule II, and NCH and NCL employ certain personnel set forth on Schedule III, that are in each case related to the businesses of NCS, its Subsidiaries and the Related Companies, and which are defined in Section 1.1 as the Related Assets and Related Personnel, respectively;

WHEREAS, pursuant to the terms and conditions set forth in this Agreement, NCS desires to transfer to a newly organized wholly-owned subsidiary (the “New Securities Company”), and the New Securities Company desires to succeed to, substantially all of NCS’s businesses, assets, rights, liabilities, obligations and employees by means of an absorption-type corporate demerger, and NCL desires to transfer to the New Securities Company, and the New Securities Company desires to succeed to, employ and retain, the Related Personnel in NCL’s employ and their business activities by means of an absorption-type corporate demerger;

WHEREAS, NCS desires to sell to the Purchaser, and the Purchaser desires to purchase (directly or through one or more Affiliates), all of the shares of the New Securities Company (the “New Securities Company Shares”), and NCH and NCB desire to sell to the Purchaser, and the Purchaser desires to purchase (directly or through one or more Affiliates), all of the shares (or, where applicable, partnership interests) of the Related Companies (the “Related Company Shares”), and NCH desires to sell to the Purchaser, and the Purchaser desires to purchase (directly or through one or more Affiliates), all of the Related Assets, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, on the date hereof, Citigroup Inc. has executed and delivered to the Purchaser the Guarantee Letter;

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1                                         DEFINITIONS AND INTERPRETATION

1.1         Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below:

“absorption-type corporate demerger” means an absorption-type corporate demerger (kyushu-bunkatsu) as defined in Item 29, Article 2 of the Corporate Law.

“Adjusted Combined Net Assets” means, as of the effectiveness of the Demergers pursuant to Section 6.3(a) and immediately prior to the completion of the Closing pursuant to Section 6.3(b), the sum of:

(i)                                    the net assets of the New Securities Company, excluding

(x)                               any deferred tax assets and deferred tax liabilities of the New Securities Company created as a result of the Demergers,

(y)                             the book value of the Nikko Marks and Domain Names, and

(z)                               any goodwill created on the balance sheet of the New Securities Company as a result of the NCL Demerger, plus

(ii)                               an amount equal to the NCL Demerger Consideration, plus

(iii)                            the sum of the net assets of each of the Related Companies, excluding the Marketable Cross-shareholding Securities held by Nikko Cordial Holdings Limited,

with net assets to be calculated at book value (as of immediately prior to the completion of the Closing) on a non-consolidated basis in accordance with GAAP and the principles set forth on Schedule 7.1.  For the avoidance of doubt, Adjusted Combined Net Assets shall not include any Excluded Assets, Excluded Companies or Excluded Liabilities.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the majority of the directors or the members of a similar governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alliance Agreement” means an agreement having the material terms set forth in Exhibit A.

“Ancillary Agreements” means the Alliance Agreement, the Escrow Agreement, the Master Services Agreement, the NCL Demerger Agreement, the NCS Demerger Agreement, the Transitional License Agreement and the Transition Services Agreement.

“Applicable Law” means, in relation to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree, injunction or requirement of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

“Assumed Assets” means all assets of NCS and NCL assumed by the New Securities Company in the Demergers, but for the avoidance of doubt does not include the Excluded Assets.

“Assumed Liabilities” means all liabilities and obligations of NCS and NCL assumed by the New Securities Company in the Demergers, but for the avoidance of doubt does not include the Excluded Liabilities.

“Banking Act” means the Banking Act of Japan (Law No. 59 of 1981).

“Business Day” means any day other than a Saturday or Sunday, or any other day on which commercial banks in New York, New York, USA or Tokyo, Japan are authorized or required by Applicable Law to close.

“Citi Marks” means all of the following, as they exist anywhere in the world, whether registered or unregistered: trademarks, trade names, names, service marks, logos, insignia, slogans, emblems, symbols, designs, trade dress, domain names, uniform resource locators, and other source identifiers of NCH or any of its Affiliates, including “Citi”, “Citigroup”, “Citibank”, “Citilease”, “CitiFinancial”, “CitiMortgage”, “Smith Barney”, and any variations, derivatives or foreign equivalents thereof, and any other marks confusingly similar to any of the foregoing.

“Citi Seconded Personnel” means the employees of NCS or the Group Companies set forth on Part A of Schedule IV who have entered into employment agreements with NCH or one of its Affiliates (other than NCS or a Group Company) and have been seconded from NCH or such Affiliate, as the case may be, to NCS or one of the Group Companies, as the case may be.

“Citigroup and its Controlled Affiliates” means Citigroup Inc., a Delaware corporation, and its controlled Affiliates from time to time.  For the avoidance of doubt, the term Citigroup and its Controlled Affiliates does not include (i) any of the companies or operations included within the joint venture between Morgan Stanley and Citigroup created pursuant to the Joint Venture Contribution and Formation Agreement dated as of January 13, 2009, and (ii) the New Securities Company, the Group Companies and (until the Closing) NCS.

“Closing” has the meaning set forth in Section 6.1.

“Closing Balance Sheet Negotiation Period” has the meaning set forth in Section 7.2.

“Closing Balance Sheets” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Confidential Information” has the meaning set forth in Section 10.11(a).

“Corporate Law” means the Corporation Law of Japan (Law No. 86 of  2005).

“Corporation Tax Law” means the Corporation Tax Law of Japan (Law No. 34 of  1965).

“Damages” means damages, losses or liabilities (including judgments, awards, interest and penalties), together with costs and expenses reasonably incurred, including the reasonable fees and disbursements of legal counsel.

“Defined-Benefit Pension Act” means the Defined-Benefit Pension Act of Japan (Law No. 50 of 2001).

“Defined-Contribution Pension Act” means the Defined-Contribution Pension Act of Japan (Law No. 88 of 2001).

“Demergers” has the meaning set forth in Section 2.1(b).

“Derivative Instruments” means any contract, agreement or other instrument providing for, relating to or creating or evidencing obligations in respect of any interest rate, currency or other swap transaction, credit derivative, forward rate transaction, futures option, currency option, forward purchase or sale transaction, cap, collar or floor transaction or similar derivative transaction based on or relating to any one or more security(ies), commodity(ies), currency(ies), rate(s), index(es), loans, collateralized obligations, or other financial assets, including any transactions (and related confirmations) pursuant to any master agreement of the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement or other master agreement, and including any related credit support, collateral and similar arrangements.

“Domain Names” means the domain names owned and used by NCS or the businesses and entities within the NCS Group, but excluding (i) any domain names that include any Citi Marks and (ii) npi.co.jp, which is used by Nikko Principal Investments Japan (not a Group Company).

“Effective Time” means 0:00 am, Japan time, on the first day immediately following the Closing Date.

“Employed Related Personnel” means the employees of NCL set forth on Schedule III who have entered into employment agreements with NCL.

“Escrow Account” means the account established with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means an internationally recognized financial institution that is selected by the Sellers and reasonably acceptable to the Purchaser, acting in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means an agreement substantially in the form set forth in Exhibit B.

“Estimated Excess Capital” means ¥201 billion.

“Excluded Assets” means (i) any deferred Tax assets of NCS arising prior to the Demergers, (ii) NCS’s receivables in respect of any Taxes, (iii) the shares of any Excluded Company, (iv) NCS’s rights under the contracts described in clauses (vi)-(viii) of the definition of Excluded Liabilities, and (v) NSC’s rights under this Agreement and any Ancillary Agreements to which it is a party.

“Excluded Company” means Nikko Securities Global Holdings Ltd., The Nikko Merchant Bank (S) Ltd., Nikko Europe plc, Nikko Italia Societa di Intermediazione Mobiliare S.p.A., NKB Realisations Plc and any additional companies excluded pursuant to Section 4.2(d).

“Excluded Liabilities” means:

(i)                                    NCS’s liabilities in respect of Taxes, including any deferred Tax liabilities,

(ii)                                 obligations under any Material Contract to which NCS or NCL is a party that is not disclosed to the Purchaser on or prior to the date of this Agreement (unless the Purchaser agrees to the inclusion of such Material Contract on or prior to the Closing Date),

(iii)                              liabilities in respect of any material violations of Applicable Laws by NCS or NCL not disclosed to the Purchaser in the Sellers’ Disclosure Letter,

(iv)                             liabilities in respect of any Orders, actions, suits or legal administrative or arbitration proceedings or investigations pending or threatened against NCS or NCL that should have been (but were not) disclosed to the Purchaser in the Sellers’ Disclosure Letter in order to prevent a breach of Section 3.1,

(v)                                other liabilities (including contingent liabilities) of NCS, if any, that have not been disclosed to the Purchaser in breach of the Sellers’ representations and warranties in this Agreement,

(vi)                             all liabilities of NCS arising under the share purchase agreement dated November 21, 2008 concerning the sale of shares of Nikko Business Systems Co., Ltd., The Nikko Enterprises Co., Ltd. and Nikko Real Estate Co., Ltd.,

(vii)                          all liabilities of NCS arising under the agreement dated February 12, 2008 concerning the sale of Citibank Securities KK by CJP Holdings Inc. to NCS,

(viii)                       all liabilities arising under the business transfer agreement between NCS and NCL dated December 8, 2008,

(ix)                               NCS’s obligations under this Agreement and any of the Ancillary Agreements to which it is a party, and

(x)                                  legal reserves for securities trade (shoken gaisha sekinin junbikin).

“Fair Value” means, in respect of the Marketable Cross-shareholding Securities and as at any date, (i) for shares or other securities listed on the Tokyo Stock Exchange, the closing price of such shares or other securities on such exchange on such date (or, if such date was not a trading day, the most recent trading day), and (ii) for shares or other securities listed on the Osaka Stock Exchange (but not listed on the Tokyo Stock Exchange), the closing price of such shares or other securities on such exchange on such date (or, if such date was not a trading day, the most recent trading day), in each case as reported by Bloomberg or, if that service is not then reporting such data, another reliable information service.

“Financial Instruments and Exchange Law” means the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948).

“FSA” means the Financial Services Agency of Japan.

“GAAP” means Japanese generally accepted accounting principles in effect from time to time or, in relation to any non-Japanese entity whose financial statements are prepared in accordance with another set of generally accepted accounting principles, such applicable principles in effect from time to time in the relevant jurisdiction.

“Governmental Approval” means any (a) permit, filing, license, certificate, concession, approval, consent, ratification, permission, clearance, order, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available or required by any Governmental Authority or any Applicable Law; or (b) right granted, given or otherwise made under any contract with any Governmental Authority.

“Governmental Authority” means any domestic, foreign or supranational government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization (including self-regulatory organizations), tribunal or arbitral body, central bank, stock exchange, and any subdivision, branch or department of any of the foregoing.

“Group Companies” means NCS’s Subsidiaries, the Related Companies and their respective Subsidiaries (but excludes Primasia Securities (Asia) Limited, Primasia Securities Co. Ltd. and, for the avoidance of doubt, the Sellers, the New Securities Company and the Excluded Companies). Notwithstanding the foregoing, Primasia Securities (Asia) Limited shall be deemed a Group Company for purposes of the first and third sentences of Section 3(b) and 3(c) of Schedule 3.1.

“Guarantee Letter” means a guarantee in an agreed form signed by Citigroup Inc. in favor of the Purchaser and delivered on the date of this Agreement.

“Indebtedness” means, for any Person, all obligations, contingent or otherwise, of that Person (i) for borrowed money, (ii) evidenced by notes, debentures or similar instruments, (iii) under capitalized lease obligations, (iv) in respect of the deferred purchase price of securities or other assets, (v) in respect of reimbursement obligations to reimburse any other Person for or in respect of any letter of credit, bankers’ acceptance, surety bonds or other financial guaranties, and (vi) any amounts owing (whether or not due) under any Derivative Instrument entered into in connection with any of the foregoing.

“Indemnified Person” has the meaning set forth in Section 8.3.

“Indemnifying Person” has the meaning set forth in Section 8.3.

“Independent Accounting Firm” has the meaning set forth in Section 7.2.

“Insurance Business Act” means the Insurance Business Act of Japan (Law No. 105 of 1995).

“JASDEC” means the central securities custody and book-entry transfer system maintained by Japan Securities Depository Center, Inc.

“Labor Succession Guideline” means the Guideline for the Appropriate Implementation of Measures to be Taken by Splitting Corporation and Absorbing Corporation Regarding the Succession of Employment Agreements and Collective Bargaining Agreements to which the Splitting Corporation is a Party (Notice of Ministry of Health, Labor and Welfare No. 127 of 2000).

“Lien” means a lien, charge, option, mortgage, pledge, security interest, claim or encumbrance of any kind.

“Marketable Cross-shareholding Securities” means shares and other securities that are (i) held by Nikko Cordial Holdings Limited or NCH for business relationship reasons and (ii) listed or otherwise traded on a stock exchange or other recognized trading market, a complete list of which (as of the date of this Agreement) is set forth as Schedule V and which shall be updated as of the fourth Business Day prior to the Closing Date.

“Master Services Agreement” means an agreement substantially on the terms set forth in Exhibit C.

“Material Adverse Effect” means any fact, event, circumstance, occurrence, change or changes or effect or effects that individually or in the aggregate has or have had or are reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the NCS Group, taken as a whole, but excludes any fact, event, circumstance, occurrence, change or effect arising from adverse developments in general global or Japanese economic conditions or in the global or Japanese financial markets generally, in each case except as it adversely impacts the NCS Group in a manner that is materially greater than the impact on other major Japanese financial institutions, or arising as a consequence of the transactions contemplated by this Agreement.

“Material Contract” means contracts and other agreements to which NCS, NCL or a Group Company is a party and:  (i) under which NCS or a Group Company has outstanding Indebtedness of greater than ¥1 billion, (ii) which will limit the New Securities Company’s or any Group Company’s ability to compete in any line of business or geographic area, (iii) relating to the acquisition or disposition of companies or businesses by NCS or any Group Company (whether by purchase or sale of shares or assets, by merger, or otherwise) where the New Securities Company or any Group Company has or will have material continuing obligations or liabilities, (iv) which were entered into outside the ordinary course of business and which either (x) cannot be terminated without material liability or on less than 60 days notice or (y) involve obligations or liabilities in excess of ¥1 billion, (v) which are Derivative Instruments with a notional amount as of the date of this Agreement in excess of ¥1 billion (excluding Derivative Instruments entered into for the benefit of customers and any offsetting hedging transactions), or (vi) which are employment or similar agreements with Related Personnel to be transferred to the New Securities Company pursuant to the NCL Demerger, or (vii) which are otherwise material to the business or results of operations of NCS, the New Securities Company and the Group Companies taken as a whole.

“Money Lending Business Act” means the Money Lending Business Act of Japan (Law No. 32 of 1983).

“NAM License Agreement” means the license agreement, dated April 30, 2009, between NCH and NAM.

“NAM” means Nikko Asset Management Co., Ltd., a Japanese corporation .

“NCB” has the meaning set forth in the Preamble to this Agreement.

“NCL” has the meaning set forth in the Preamble to this Agreement.

“NCL Demerger” has the meaning set forth in Section 2.1(b).

“NCL Demerger Agreement” means an agreement substantially in the form set forth in Exhibit D.

“NCL Demerger Consideration” means the value of the agreements, rights and assets, net of liabilities, transferred by NCL to the New Securities Company in the NCL Demerger, as agreed by the Parties no later than 40 Business Days before the Closing Date, which value shall be in accordance with GAAP and all Applicable Laws.

“NCS” has the meaning set forth in the Preamble to this Agreement.

“NCS Demerger” has the meaning set forth in Section 2.1(a).

“NCS Demerger Agreement” means an agreement substantially in the form set forth in Exhibit E.

“NCS Group” means the New Securities Company (including the Assumed Assets, the Assumed Liabilities and all rights and obligations related thereto being transferred to the New Securities Company pursuant to the Demergers), the Related Assets and the Group Companies.

“NCS Subsidiaries and Associates” means the Subsidiaries of NCS and other Persons in which NCS has, directly or indirectly, a greater than 20% ownership interest, but excluding the Excluded Companies, as set forth on Schedule I.

“NCS’s 2009 Financial Statements” means NCS’s non-consolidated balance sheet as at March 31, 2009, and the related income statement for the fiscal year then ended, prepared and (if at any relevant date the audit thereof has been completed) audited in accordance with GAAP.

“NCS’s Financial Statements” means (i) NCS’s 2009 Financial Statements and (ii) NCS’s non-consolidated balance sheets as at March 31, 2008 and 2007, and the related income statements for the fiscal years then ended, prepared and audited in accordance with GAAP.

“New Pension Plan” has the meaning set forth in Section 4.3(c).

“New Securities Company” has the meaning set forth in the Recitals to this Agreement.

“New Securities Company Shares” has the meaning set forth in the Recitals to this Agreement, and also includes the additional ordinary shares that will be issued by the New Securities Company to NCS in the NCS Demerger or otherwise contemplated in this Agreement.

“Nikko Marks” means all of the following, as they exist anywhere in the world, whether registered or unregistered: trademarks, trade names, names, service marks, logos, insignia, slogans, emblems, symbols, designs, trade dress, domain names, uniform resource locators, and other source identifiers used by NCS and/or the Group Companies that contain the words “Nikko” or “Nikko Cordial” or foreign equivalents thereof, but do not contain any Citi Marks, including those set forth on Schedule VI.

“Off Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which any entity unconsolidated with NCS or any of its Subsidiaries is a party, under which NCS or any of its Subsidiaries has: (i) any obligation under a guarantee, excluding guaranties given in connection with the provision of employee benefits; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets; (iii) any obligation, including a contingent obligation, under a contract that would be accounted for as a Derivative Instrument, excluding Derivative Instruments entered into in the ordinary course of business for the account of a customer or bona fide hedging transactions entered into in the ordinary course of business; or (iv) any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to, NCS or any of the Group Companies where such Person provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, NCS or any of the Group Companies.

“Order” means any order, injunction, judgment, decree, ruling, assessment, judicial or administrative order, award or determination of any Governmental Authority or arbitrator or administrative guidance having the effect of the foregoing.

“Parties” has the meaning set forth in the Preamble to this Agreement, and “Party” means any of the Parties.

“Partnerships” means Nikko Capital No. 1 Investment Enterprise Partnership and Nikko Cordial Alternative Investment Partnership.

“Permits” means all licenses, permits or franchises issued by any Governmental Authority.

“Permitted Liens” means (i) Liens securing Indebtedness of NCS or a Group Company that appears on the balance sheets provided or otherwise disclosed to the Purchaser in the Sellers’ Disclosure Letter, (ii) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any statutory Lien arising in the ordinary course of business by operation of Applicable Law with respect to a liability that is not yet due or delinquent, (iv) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such Property in the conduct of the business of such Person and (v) Liens that are removed prior to Closing.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity, whether acting in an individual, fiduciary or other capacity.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Related Assets” means those assets of NCH set forth on Schedule II, including any Marketable Cross-shareholding Securities.

“Related Companies” has the meaning set forth in the Recitals to this Agreement.

“Related Company Audited Financial Statements” means the non-consolidated balance sheet as at December 31, 2008, and as at the two prior fiscal year ends, and the related income statement for the fiscal years then ended, prepared and (except as otherwise noted below) audited in accordance with GAAP, of each of the following companies:

(i)                                     Nikko Global Wrap Ltd.

(ii)                                  Nikko Properties Corporation

(iii)                               Nikko Pension Consulting Co., Ltd.

(iv)                              Nikko Systems Solutions Ltd.

(v)                                 Nikko Financial Intelligence, Inc.

(vi)                              Nikko Cordial Alternative Investment Partnership

(vii)                           Nikko Capital No. 1 Investment Enterprise Partnership

(viii)                        Nikko Business Systems Co. Ltd.

(ix)                                Nikko Enterprise Co., Ltd.

(x)                                   Nikko Investor Relations Co. Ltd.

(xi)                                Nikko Bank (Luxembourg) S.A.

(xii)                             Nikko Cordial Holdings Limited (unaudited).

“Related Company Shares” has the meaning set forth in the Recitals to this Agreement.

“Related Party Relationships” has the meaning set forth in Section 4.14

“Related Personnel” means the Employed Related Personnel and the Seconded Related Personnel, collectively.

“Required Consents and Notices” has the meaning set forth in Section 4.2(a).

“Retail Securities Distribution Business” means the business of operating as a financial instruments business operator (kinyu shohin torihiki gyosha) registered under Article 29-2 of the Financial Instruments and Exchange Law that acts as a securities broker for or otherwise distributes securities products to, as provided for under Item 1, Article 28(1) of the Financial Instruments and Exchange Law, individuals in Japan through a Japan-based network of retail branches, call centers and/or other electronic channels targeting Japan; provided, however, no person shall be deemed to conduct a Retail Securities Distribution Business for the reason that such person engages in activities that a Registered Financial Institution (touroku kinyu kikan) (as defined in Article 2(11) of the Financial Instruments and Exchange Law) is permitted to conduct as its business under the Financial Instruments and Exchange Law.

“RM Agreement” means the Relationship Managers Agreement, dated February 26, 1999, as amended October 1, 2001 and December 17, 2003, by and among NCS, Citigroup Global Markets Holdings Inc. and NCL.

“Seconded Related Personnel” means the employees of NCH and of NCL set forth on Schedule III who have entered into employment agreements with NCS and have been seconded from NCS to NCH or NCL, as the case may be.

“Sellers” has the meaning set forth in the Preamble to this Agreement.

“Sellers’ Disclosure Letter” means the letter dated on the same date as this Agreement from the Sellers to the Purchaser disclosing information constituting exceptions to the representations and warranties given by the Sellers pursuant to Section 3.1.

“Significant Employee” means any executive officers, investment banking or capital markets professionals or significant information technology systems personnel.

“Subsidiary” means with respect to any Person, any juridical Person of which more than 50% of the voting power of the outstanding voting securities or more than 50% of the outstanding economic equity interest is held, directly or indirectly, by such Person, and in any event will include any Person that is fully included in the consolidated financial statements of such Person prepared in accordance with GAAP.  Notwithstanding NCS’s aggregate economic interest, Primasia Securities (Asia) Limited shall not be deemed a Subsidiary of Citigroup Inc. or any Seller for purposes of Sections 3(a) and 3(d)-(s) of Schedule 3.1.

“Target Net Assets Level” means ¥237 billion, subject to adjustment pursuant to Section 4.17.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, property, stamp, registrations, sales, license, payroll, consumption, withholding and franchise taxes and any secondary tax liability, imposed by Japan or any other country or any local government or taxing authority or political subdivision or agency thereof or therein, and such term shall include any interest, penalties or additions attributable to such taxes, charges, fees, levies or other assessments.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Client Agreements” has the meaning set forth in Section 2.1(b).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer and other similar Taxes and fees, including all penalties and interest accrued thereon, incurred in connection with this Agreement and the transactions contemplated hereby.  For the avoidance of doubt, Transfer Taxes do not include any income or similar Taxes imposed on the income or capital gains of any of the Sellers.

“Transitional License Agreement” means an agreement substantially in the form set forth in Exhibit F.

“Transition Services Agreement” means an agreement substantially on the terms set forth in Exhibit G.

“Trust Business Act” means the Trust Business Act of Japan (Law No. 154 of 2004).

1.2         Interpretation.  Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:  (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph of this Agreement; (b) references in this Agreement to sections or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) headings of sections are provided for convenience only and should not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (g) any reference to a statute refers to such statute as it may have been or may be amended from time to time, or to such statute’s successor, and shall be deemed also to refer to all rules and regulations promulgated thereunder; (h) any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date; (i) “or” shall include the meanings “either” or “both”; and (j) the symbol “¥” shall refer to the lawful currency of Japan.

2                                         PURCHASE AND SALE

2.1         Demergers.  Upon the terms and conditions contained herein, as of the Effective Time:

(a)           NCS shall transfer to the New Securities Company by means of an absorption-type corporate demerger (i) all of the tangible and intangible assets and rights held by NCS in connection with its business (including the shares or other ownership interests of all NCS Subsidiaries and Associates that are owned directly by NCS and the Nikko Marks) except for cash and/or cash equivalents in an amount equal to the Estimated Excess Capital, the New Securities Company Shares, and the Excluded Assets, and (ii) all of NCS’s obligations and liabilities except for the Excluded Liabilities, in exchange for additional New Securities Company Shares, in accordance with the NCS Demerger Agreement (the “NCS Demerger”).  For the avoidance of doubt, if there exists any discrepancy between (a) the definition of the Excluded Liabilities hereunder and (b) the liabilities that are provided in the NCS Demerger Agreement (as the same may be construed by any Governmental Authority) as not to be assumed by the New Securities Company, such discrepancy will not affect or amend any provisions hereunder and the parties’ rights and obligations arising thereunder, including the definition of the Excluded Liabilities and indemnification provision among the Parties relating thereto.

(b)           NCL shall transfer to the New Securities Company by means of an absorption-type corporate demerger (i) its employment agreements with the Employed Related Personnel and any and all rights and obligations related thereto (excluding, however, any Excluded Liabilities), (ii) all arrangements, services or assets (including pension fund assets) relating to the employment agreements with the Employed Related Personnel that are necessary to maintain the terms and conditions of the employment of the Employed Related Personnel equivalent to those as of the Closing Date, unless such arrangement, service or asset has otherwise been waived or relinquished by such Employed Related Personnel, and (iii) all agreements with NCL’s clients regarding public equity capital market transactions or public debt capital market transactions (“Transferred Client Agreements”) that remain unperformed as of the close of business on the Closing Date (excluding, however, any Excluded Liabilities), in exchange for the New Securities Company’s payment of cash in the amount of the NCL Demerger Consideration,  in accordance with the NCL Demerger Agreement (the “NCL Demerger” and, together with the NCS Demerger, the “Demergers”).  Any debt and equity capital markets mandates that do not involve a public offering of securities in Japan, such as sales of medium-term notes (MTNs), private investments in public equity securities (PIPES), moving strike convertible bonds (MSCBs) and block trades, and that remain unexecuted as of the Effective Time will remain with NCL.  For the avoidance of doubt, if there exists any discrepancy between (a) the definition of the Excluded Liabilities hereunder and (b) the liabilities that are provided in the NCL Demerger Agreement (as the same may be construed by any Governmental Authority) as not to be assumed by the New Securities Company, such discrepancy will not affect or amend any provisions hereunder and the parties’ rights and obligations arising thereunder, including the definition of the Excluded Liabilities and indemnification provision among the Parties relating thereto.

2.2         Purchase of Shares and Related Assets.  Upon the terms and conditions contained herein, upon the Closing:

(a)           NCS shall sell the New Securities Company Shares,

(b)           NCH shall sell the Related Company Shares identified on Schedule I as being owned by NCH and the Related Assets, and

(c)           NCB shall sell the Related Company Shares identified on Schedule I as being owned by NCB,

in each case to the Purchaser or its designated Affiliate, and the Purchaser shall purchase or cause its designated Affiliate to purchase all such New Securities Company Shares, Related Company Shares and Related Assets from the Sellers.  For the avoidance of doubt, the Purchaser will not be acquiring the Excluded Assets or assuming the Excluded Liabilities.

2.3         Purchase Price.  The purchase price payable for the New Securities Company Shares, Related Company Shares and the Related Assets (the “Purchase Price”) shall be the sum of:

(a)           ¥545 billion (less the NCL Demerger Consideration); plus

(b)           95.0% percent of the Fair Value of the Marketable Cross-shareholding Securities, determined on the fourth Business Day prior to the Closing Date.

The Purchase Price shall be payable at the Effective Time in accordance with Section 6.2(g) and Section 6.3(b)(i) and subject to adjustment in accordance with Section 4.2(d)(iii), Section 4.17 and Section 7.3.  The Parties shall discuss and (no later than 30 Business Days before the Closing Date) agree upon the allocation of the Purchase Price among the Sellers and among the New Securities Company Shares, the Related Company Shares, the Related Assets and the Sellers’ covenant not to compete, which allocation shall be in accordance with GAAP and all Applicable Laws.

3                                         REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of the Sellers.  NCH (jointly and severally) and, to the extent provided in Schedule 3.1, NCS, NCL and NCB (severally but not jointly), hereby represent and warrant to the Purchaser that, except as fairly disclosed in the Sellers’ Disclosure Letter, the statements set forth in Schedule 3.1 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made on the Closing (or, in each case, if made as of a specified date, as of such date only).

3.2         Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Sellers that the statements set forth in Schedule 3.2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made on the Closing (or, in each case, if made as of a specified date, as of such date only).

4                                         COVENANTS OF THE PARTIES

4.1         Operations of NCS, NCL and the Group Companies Prior to Closing.

(a)           Between the date of this Agreement and the Closing, except as contemplated by this Agreement, the Ancillary Agreements or otherwise agreed to in writing by the Purchaser (which agrees to respond promptly to any request for such agreement), NCS and NCL (with respect to the business to be transferred to the New Securities Company through the NCL Demerger) shall operate, and each of NCH, NCB and NCS shall cause each of the Group Companies owned (directly or indirectly) by it to operate, in the ordinary course of business consistent with past practice.

(b)           Between the date of this Agreement and the Closing, except as contemplated by this Agreement or otherwise agreed to in writing by the Purchaser (which agrees to respond promptly to any request for such agreement), the Sellers shall:

(i)            not permit any Group Company to amend its organizational documents;

(ii)           not terminate the Demerger Agreements except as (i) required in order to avoid the Demergers from being effective prior to the Effective Time and (ii) otherwise explicitly permitted herein;

(iii)          not permit NCS or any Group Company to incur any additional Indebtedness, except (x) in the ordinary course of business in accordance with past practice  and (y) for a loan to NCS (with a term of not longer than five Business Days and an interest rate not higher than a market rate) to finance NCS’s retention of the Estimated Excess Capital in the NCS Demerger and payment of the NCL Demerger Consideration (to the extent not payable out of NCS’s excess liquidity, as reasonably determined by NCS after consultation with the Purchaser);

(iv)          not permit NCS to incur any additional Indebtedness to Citigroup and its Controlled Affiliates, and without the Purchaser’s prior consent not permit the Group Companies to incur in the aggregate more than ¥4.5 billion in additional Indebtedness to Citigroup and its Controlled Affiliates, except as contemplated by clause (y) of Section 4.1(b)(iii) above;

(v)          not permit any Group Company to issue, deliver, sell or authorize any shares or any other equity security, or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other equity securities except for issuance of shares of the New Securities Company to NCS in order to increase its stated capital sufficiently to obtain the Required Consents and Notices;

(vi)          not permit NCS or any Group Company to declare or pay any dividend with respect to or implement any repurchase of any shares or other equity securities of NCS or any Group Company except for (x) cash dividends payable solely to NCS or another Group Company, (y) cash dividends payable to NCH by a Japanese Related Company in an amount not to exceed such Related Company’s net income for the fiscal year ended December 31, 2008, and (z) cash dividends by a Group Company that is not wholly-owned (directly or indirectly) by the Sellers that are declared and paid in the ordinary course of business and consistent with past practice;

(vii)         not permit NCS, NCL or any Group Company to file for bankruptcy or reorganization or dissolve or be liquidated, except for the liquidation of Nikko Cordial (Shanghai) Investment Consulting Co., Ltd. and Beijing Infortech Software Development Co., Ltd.;

(viii)        not permit NCS, NCL (with respect to the business to be transferred to the New Securities Company through the NCL Demerger) or any Group Company to sell or convey any of its assets, or allow any of its assets to become subject to any material Lien, except (w) in the ordinary course of business, (x) in connection with the Demergers, (y) in connection with the transfer of Excluded Companies or (z) for the sale of shares of Persons listed on Schedule 4.1(b)(viii);

(ix)           not permit NCS or any Group Company to change its method of accounting or any accounting principle, estimate or practice used to prepare financial statements in accordance with GAAP, except as may be required by Applicable Law;

(x)            not permit NCS, NCL or any Group Company to cancel, terminate or materially amend any Material Contract, except (x) as contemplated by Section 4.13 or (y) in the ordinary course of business;

(xi)           cause NCS, NCL (with respect to the business to be transferred to the New Securities Company through the NCL Demerger) and the Group Companies to maintain insurance at presently existing levels so long as such insurance is available on commercially reasonable terms;

(xii)          not permit NCS, NCL (with respect to the Related Personnel) or any Group Company to make any material changes to the terms of employment or level of compensation or benefits payable following the Closing Date, except (x) as may be required by Applicable Law, existing employment agreement or collective labor agreement, (y) for ordinary wage or benefit increases consistent with existing benefit policies or (z) as contemplated by Section 4.3;

(xiii)         not sell or encumber any of the Related Assets (excluding the licensing of any rights in intellectual property, software or other technology in the ordinary course of business) or terminate the employment of any Related Personnel;

(xiv)        not permit NCS, NCL or any Group Company to merge or consolidate with or into any Person;

(xv)         not permit NCS or any Group Company to establish or make any Person its Subsidiary (other than the New Securities Company) or “related company” (kanrengaisha) or enter into any tokumeikumiai, nin-ikumiai or similar partnership or joint venture with any Person; and/or

(xvi)        not agree or permit NCS, NCL (to the extent applicable thereto) or any Group Company to agree to do any of the foregoing;

provided, that in relation to any Group Companies that are not wholly-owned (directly or indirectly) by the Sellers the foregoing shall only require the Sellers to use their commercially reasonable efforts to cause such Group Companies to comply with the foregoing restrictions.

(c)           Between the date of this Agreement and the Closing, NCS shall cause the New Securities Company not to acquire any assets, incur any liabilities or engage in any business activities other than in connection with or relating to the transactions contemplated by this Agreement.  In addition, NCS shall not allow the New Securities Company (once it is organized) to amend its articles of incorporation other than to change its name as contemplated by this Agreement.

(d)           Notwithstanding the foregoing, the Parties may take such actions in respect of certain software, data and related intellectual property as are contemplated by the Master Services Agreement.

4.2         Regulatory and Competition Filings.

(a)           Each of the Parties shall use all reasonable efforts to obtain from and to file with Governmental Authorities those Governmental Approvals required or reasonably expected to be required at or prior to the Closing in connection with the transactions contemplated by this Agreement (“Required Consents and Notices”), including:

(i)            the New Securities Company’s registration as a securities firm pursuant to Article 29 of the Financial Instruments and Exchange Law, and related approvals pursuant to Articles 35(4), 46-6(1) and 44-3(1) of the Financial Instruments and Exchange Law and notification under Article 63-3(1) of the Financial Instruments and Exchange Law;

registration as a money lender pursuant to Article 3(1) of the Money Lending Business Act; registration for conducting a trust contract agency business under Article 67(1) of the Trust Business Act; and registration as an agent of a life/non-life insurance company pursuant to Article 276 of the Insurance Business Act;

(ii)           approvals from the Minister of Health, Labor and Welfare regarding the New Pension Plans, as contemplated by Section 4.3(c);

(iii)          the Purchaser’s receipt of approvals pursuant to Articles 16-2(4) and 52-23(3) of the Banking Act;

(iv)          satisfactory completion of a prior consultation with the Japanese Fair Trade Commission, if necessary; and

(v)           the non-Japanese regulatory filings, approvals and consents listed on Schedule 4.2.

Each of the Parties shall, as promptly as reasonably practicable after the date of this Agreement, file all required forms and/or notifications in connection with the Required Consents and Notices.

(b)           At all times prior to the Closing, the Parties shall cooperate and coordinate with each other, as appropriate, with respect to filings and notifications to Governmental Authorities in connection with obtaining or making the Required Consents and Notices.  Without limiting the generality of the foregoing each of the Parties shall (i) make or cause to be made available all information reasonably requested by the other Party to permit all necessary filings and notices to be made with or to Governmental Authorities as promptly as practicable after the date hereof, (ii) promptly furnish or cause to be furnished all information and documents reasonably required by the relevant Governmental Authorities as may be appropriate in order to obtain or make the Required Consents and Notices, (iii) keep the other party informed of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, and (iv) permit the other Parties to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person.

(c)           If any Seller is notified by any Governmental Authority that the structure of the Demergers is inconsistent with any Applicable Law or will be likely to delay the Closing Date beyond the outside date contemplated by Section 4.6(a), the Parties shall, by mutual agreement (which agreement shall not be unreasonably withheld):

(i)            if the source of the inconsistency or material delay is the NCL Demerger, not effect the NCL Demerger and at the Closing instead transfer to NCS the Employed Related Personnel and client agreements that were to have been transferred in the NCL Demerger by way of a business transfer, and/or

(ii)           if the source of the inconsistency or material delay is the NCS Demerger, not effect the NCS Demerger and at the Closing sell the Purchaser the shares of NCS instead of the New Securities Company Shares, and/or

(iii)          make such other changes to the structure of the transactions contemplated by this Agreement that (x) leave the Parties in an equivalent position to that contemplated herein and (y) are agreed by the Parties (such agreement not to be unreasonably withheld).

(d)           If the Purchaser is notified by any Governmental Authority that any assets or activities of NCS or any Group Company is inconsistent with the requirements of the Banking Act or will materially delay its receipt of the Required Consents and Notices under the Banking Act, the Parties shall, upon the reasonable request of the Purchaser (which request shall be made if the consequence of not taking action under this clause (d) would be a failure to obtain the Required Consents and Notices), pursue the following alternatives:

(i)            if the purchase of such assets or activities or Group Company by an Affiliate of the Purchaser would avoid such inconsistency or material delay, restructure the transactions to that effect,

(ii)           transfer such assets from NCS or the Group Company or modify or terminate such activities prior to the Closing Date,

(iii)          if a more limited transfer of assets of any Group Company and/or modification or termination of activities of such Group Company would be ineffective in avoiding such inconsistency or material delay, exclude such Group Company from the transaction by causing it to be an Excluded Company (and, if the affected Group Company is not a Related Company, reduce the Purchase Price by an amount equal to the excess of the net assets of the affected Group Company over the reduction to its parent Related Company’s net assets associated with such exclusion), and/or

(iv)          make such other changes to the structure of the transactions contemplated by this Agreement as (x) will avoid such inconsistency or material delay and (y) are agreed by the Parties (such agreement not to be unreasonably withheld).

4.3         Related Personnel and Citi Seconded Personnel.

(a)           NCH and NCL shall, on or prior to the Closing (except where a later date has been noted on Schedule IV, in which case such later date shall prevail), terminate the secondment arrangement with NCS as to their respective Seconded Related Personnel, and cause the Seconded Related Personnel to return to, and be employed by, NCS.  The terms and conditions of the Seconded Related Personnel shall be subject to then applicable work rules and any other relevant employment rules of NCS.

(b)           NCS shall, and NCH shall cause any relevant Group Company to, on or prior to the Closing (except where a later date has been noted on Part A of Schedule IV, in which case such later date shall prevail), terminate the secondment arrangement with NCH or its Affiliates (other than NCS and the Group Companies), as the case may be, as to its Citi Seconded Personnel, and cause the Citi Seconded Personnel to return to, and be employed by, NCH or such Affiliate, as applicable.  The terms and conditions of the Citi Seconded Personnel shall be subject to then applicable work rules and any other relevant employment rules of NCH or such Affiliate, as applicable.

(c)           The Purchaser shall, or shall cause the New Securities Company or any of the Purchaser’s Affiliates to, maintain the terms and conditions of the employment of the

Employed Related Personnel and employees of NCS who are actually transferred to the New Securities Company as a result of the Demergers in each case equivalent to such Employed Related Personnel’s or employee of NCS’s terms and conditions of employment as of the Closing Date (as disclosed to the Purchaser) for one year after the Closing.  In order to comply with Part 2, Article 2, Paragraph 4, Item (c), Sub item (b) of the Labor Succession Guideline, each of NCS and NCL, on the one hand, and the Purchaser, on the other, shall cooperate in good faith and use commercially reasonable efforts (i) to set up a contract-type defined-benefit pension plan (kiyaku-gata kakutei-kyufu kigyo nenkin) for the Employed Related Personnel who are transferred to the New Securities Company as a result of the NCL Demerger or to include such Employed Related Personnel in the Purchaser group’s existing contract-type defined-benefit pension plan (in either case, the “New Pension Plan” for NCL) (including (x) making the appropriate arrangements with the asset management institution (shisan-kanri-unyo-kikan) handling the contract-type defined-benefit pension of NCL, and (y) obtaining the approval of the Minister of Health, Labor and Welfare pursuant to Article 3 Paragraph 1 Item 1 or Article 6 Paragraph 1 of the Defined-Benefit Pension Act) and (ii) to set up a defined-contribution pension plan (kakutei-kyoshutsu kigyo nenkin) for the employees of NCS or to include such employees of NCS in the Purchaser group’s existing defined-contribution pension plan (in either case, the “New Pension Plan” for NCS) (including (a) making the appropriate arrangements with the asset management institution (shisan-kanri-unyo-kikan) handling the defined-contribution pension of NCS, and (b) obtaining the approval of the Minister of Health, Labor and Welfare pursuant to Article 3 Paragraph 1 or Article 5, Paragraph 1 of the Defined-Contribution Pension Act).  The terms and conditions of the New Pension Plan for NCL shall be equivalent to the terms of the pension plan applicable to such Employed Related Personnel in place as of the Closing Date, and in which the enrollment terms of the Employed Related Personnel for the New Pension Plan for NCL shall be calculated by summing up the employment period in NCL on or before the Closing Date and employment period in the New Securities Company after the Closing Date.  The terms and conditions of the New Pension Plan for NCS shall be equivalent to the terms of the pension plan applicable to the employees of NCS in place as of the Closing Date, and in which the enrollment terms of the employees of NCS for the New Pension Plan for NCS shall be calculated by summing up the employment period in NCS on or before the Closing Date and employment period in the New Securities Company after the Closing.  Notwithstanding the foregoing, subject to the consent of the relevant Employed Related Personnel, the Sellers and the Purchaser may include any such consenting Employed Related Personnel in the Purchaser group’s existing pension plan, which is not a contract-type defined-benefit pension plan.

(d)           The Sellers may, prior to the Closing, cause any or all of the Citi Seconded Personnel listed on Part B of Schedule IV to be transferred to, and employed by, NCS on terms and conditions that are equivalent to such Citi Seconded Personnel’s current terms of employment (as disclosed to the Purchaser) and such Citi Seconded Personnel shall then be transferred to the New Securities Company as a result of the NCS Demerger.

(e)           For a period of one year following the Closing Date,

(i)            The Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, (A) induce or attempt to induce any Related Personnel who is a Significant Employee to leave the employ of the Purchaser or its Affiliates or (B) hire any such Related Personnel; provided that this Section 4.3(e)(i) shall not prohibit the Sellers or their Affiliates from (1) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at such Related Personnel or hiring any Related Personnel as a result of such general purpose advertisement, (2) soliciting or hiring any such Related Personnel who is referred to the Sellers or their Affiliates by search firms, employment agencies or other similar entities (provided that such entities have not been instructed to solicit such Related Personnel (or any category of Related Personnel generally)), or (3) hiring any such Related Personnel who was known by the Sellers or any of their Affiliates to have been terminated by the Purchaser or its Affiliates or have elected to participate in a voluntary retirement or similar plan after the Closing Date; and

(ii)           the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, (A) induce or attempt to induce any Significant Employee to leave the employ of NCH, NCL or their Affiliates or (B) hire any such Significant Employee; provided that this Section 4.3(e)(ii) shall not prohibit the Purchaser or its Affiliates from (1) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at any Significant Employee or hiring any employee of NCH, NCL or their Affiliates as a result of such general purpose advertisement, (2) soliciting or hiring any employee of NCH, NCL or their Affiliates who is referred to the Purchaser or any of its Affiliates by search firms, employment agencies or other similar entities (provided, that such entities have not been instructed to solicit such Significant Employee (or any category of Significant Employee generally)), or (3) hiring any Significant Employee who was known by the Purchaser or any of its Affiliates to have been terminated by NCH, NCL or their Affiliates or have elected to participate in a voluntary retirement or similar plan after the Closing Date.

4.4         Protection of Clients.  Between the date of this Agreement and the Closing, NCL and the Purchaser will confer with all clients of NCL whose unperformed agreements with NCL are likely to be transferred to the Purchaser in the NCL Demerger.  In each such case, NCL and the Purchaser will use all commercially reasonable efforts to obtain the client’s consent to NCL and the Purchaser being appointed as co-underwriter or co-placement agent so as to facilitate NCL and the Purchaser acting together to provide (for no additional consideration) all services, taking advantage of all resources, that would have been available to the client in the absence of the Demergers.  Approximately five Business Days prior to the Closing Date, the Sellers shall supply the Purchaser a list of the expected Transferred Client Agreements.  Without limiting the foregoing, the Parties shall cooperate throughout the period from the date of this Agreement through the Closing Date to seek to ensure that none of the clients of NCL and NCS is adversely affected by the Demergers.

4.5         Inter-company Indebtedness.  Promptly following the Closing, (i) the Purchaser shall, or shall cause an Affiliate (including after the Closing the New Securities Company or any of the Group Companies) to, repay all Indebtedness owed by the New Securities Company or any Group Company to the Sellers or any of their Affiliates (excluding, for the avoidance of doubt, the New Securities Company or any Group Company) and (ii) the Sellers shall, or shall cause an Affiliate (other than the New Securities Company or any Group Company) to, repay all Indebtedness owed by the Sellers or any Affiliate (excluding, for the avoidance of doubt, the New Securities Company or any Group Company) to the New Securities Company or any Group Company.  For the avoidance of doubt, all such Indebtedness before the repayment shall be reflected in the calculation of Adjusted Combined Net Assets.

4.6         Implementing Agreement.  Each Party covenants and agrees:

(a)           to take, or cause to be taken, all actions, and to do, or cause to be done, all things applicable to it that are necessary, proper or desirable, or advisable under Applicable Law, so as to permit consummation of the Closing as promptly as practicable with a target Closing Date in the third calendar quarter of 2009 and a Closing Date in any event before December 31, 2009; provided, that none of the Purchaser, the New Securities Company or any of the Group Companies shall be required to divest or hold separate any material assets or to agree to limit its future activities, methods or place of doing business except as contemplated by Section 4.2(d) or, in the case of the Purchaser, by general regulatory requirements applicable to the Purchaser and its Affiliates under the Banking Act, the Financial Instruments and Exchange Law or similar Applicable Laws affecting the operation of financial institutions generally;

(b)           to cooperate with the other Parties in such other Parties’ efforts to satisfy the conditions applicable to such other Parties provided in Section 5; and

(c)           to use all commercially reasonable efforts to obtain prior to the Effective Time any consents from third parties that are not Governmental Authorities that may be necessary or desirable in connection with the transactions contemplated by this Agreement, including consents under any contracts, leases, licenses or other agreements.

Neither the foregoing nor anything in Section 4.20 shall require any Party (i) to commence any litigation against any Person in order to facilitate the consummation of any of the transactions contemplated by this Agreement or (ii) to resist any litigation brought by any Governmental Authority to prevent or limit any of such transactions.

4.7         Strategic Alliance.  The Parties shall negotiate in good faith and, on the Closing Date, cause the New Securities Company, the Purchaser, NCH and NCL to enter into the Alliance Agreement (which will by its terms become effective upon the Closing).

4.8         Contribution of Nikko Marks, etc.

(a)           On or prior to the Closing Date NCH will transfer the Nikko Marks owned by NCH to NCS as a capital contribution.

(b)           The Purchaser hereby acknowledges the existence of the NAM License Agreement, which will remain in effect after the Closing.

(c)           The Parties shall, on the Closing Date, cause the New Securities Company and NCH to enter into the Transitional License Agreement (which will by its terms become effective upon the Closing), which will govern all transitional use by the Sellers and their Affiliates of the Nikko Marks and Domain Names and by the New Securities Company and the Group Companies of certain Citi Marks after the Closing.

(d)           The Purchaser acknowledges and agrees that (i) the Sellers and their respective Affiliates own and shall continue to own all worldwide right, title and interest in and to all Citi Marks; (ii) none of the Purchaser, the New Securities Company or any other Affiliate of the Purchaser shall contest the validity or the Sellers’ or their Affiliates’ respective ownership of the Citi Marks anywhere in the world; (iii) none of the Purchaser, the New Securities Company or any other Affiliate of the Purchaser shall maintain or apply for the registration of a Citi Mark anywhere in the world; (iv) none of the Purchaser, the New Securities Company or any other Affiliate of the Purchaser shall take any action to protect or enforce the Citi Marks or settle, commence or defend any claim relating to any Citi Mark without the Sellers’ prior written approval; and (v) the Purchaser, the New Securities Company and any other Affiliate of the Purchaser shall prevent and immediately discontinue any unauthorized use or misuse of any Citi Mark by any of them, as directed by the Sellers.

(e)           The Sellers acknowledge and agree that, after the Closing and subject to the terms and conditions of the Ancillary Agreements and the NAM License Agreement and except as set forth on Schedule 4.8(e), (i) the Purchaser and its respective Affiliates shall own all worldwide right, title and interest in and to all Nikko Marks and Domain Names; (ii) none of the Sellers nor any Affiliate of the Sellers shall contest the validity or the Purchaser’s or its Affiliates’ respective ownership of the Nikko Marks and Domain Names anywhere in the world; (iii) none of the Sellers or any other Affiliate of the Sellers shall maintain or apply for the registration of Nikko Marks and Domain Names anywhere in the world; (iv) none of the Sellers nor any Affiliate of the Sellers shall take any action to protect or enforce the Nikko Marks and Domain Names or settle, commence or defend any claim relating to any Nikko Marks or Domain Names without the Purchaser’s prior written approval; and (v) the Sellers and the relevant Affiliate of the Sellers shall prevent and immediately discontinue any unauthorized use or misuse of any Nikko Marks or Domain Names by any of them, as directed by the Purchasers.

(f)            With the consent of Purchaser (which, if such contribution would not affect the calculation of Adjusted Combined Net Assets, will not be unreasonably withheld), NCH may transfer the shares of one or more of the Related Companies (identified as being owned by NCH on Schedule I) to NCS as a capital contribution.  In the event of any such transfer of a Related Company, the Parties acknowledge and agree that (x) any such Related Company shall cease to be a “Related Company” but shall be a “NCS Subsidiary and Associate” and (y) the allocation of the Purchase Price between the New Securities Company Shares and the Related Company Shares shall be revised accordingly.

4.9         Post-Closing Cooperation.

(a)           Each of the Sellers and the Purchaser shall cooperate, and cause their respective Affiliates (including the New Securities Company and the Group Companies) to cooperate with one another and use good faith and commercially reasonable efforts in order to effect the efficient and smooth transition of business and operation after the Closing (including the cooperation in requisite post-Closing filings, coordination on the separation of shared systems, obtaining any required third party consents and granting access to information or respective personnel as necessary for each of the Parties or their Affiliates to conduct their business) and not take any action to discourage the clients of NCS and NCL served by the Related Personnel to become clients of the New Securities Company.  The Sellers (on the one hand) and the Purchaser (on the other) will each bear their own out of pocket and other costs (A) of obtaining any Required Consents or Notices (B) under contracts providing goods or services to such Person or its Affiliates after the Closing and (C) for establishing necessary firewalling required by it after the Closing.  For the avoidance of doubt, NCS will bear the expenses of the NCS Demerger and NCL will bear the expenses of the NCL Demerger, including the costs and expenses of obtaining third party consents to the Demergers.  Without limiting the foregoing, each of the Sellers and the Purchaser shall, upon reasonable request, provide the other with access to all records, information, documents and personnel of or relating to the Sellers, the New Securities Company or the Group Companies

in the possession of the other that may be necessary or desirable in connection with (i) the preparation of financial statements or other reports, (ii) the preparation of Tax filings (including claims for adjustment or refunds) and payment of Taxes, (iii) any actions, suits, proceedings and investigations, (iv) regulatory filings, investigations or inquiries, or (v) other reasonable purposes.

(b)           In the event that, after the Effective Time, and except as otherwise provided in the Transitional License Agreement, it becomes apparent that (i) any asset consisting of or incorporating a Citi Mark or (ii) any asset consisting of software, data, other technology and materials relating thereto not addressed in any of the Ancillary Agreements and any intellectual property rights subsisting therein that are required exclusively for the business of NCH or its Affiliates after the Effective Time has been transferred to the Purchaser, the Purchaser shall, without payment of any consideration, either transfer such asset back to the Sellers (and execute and file with all relevant Governmental Authorities documentation in connection with such transfer as the Sellers reasonably request or which may be required by Applicable Law) or, if such transfer would be disruptive or unduly costly, take other appropriate measures as the Parties agree.

4.10       Cooperation on Tax Matters.  The Sellers and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Such cooperation shall include the provision of any accounting and tax records of any Seller or its Affiliates (on the one hand) or the New Securities Company or any Group Company (on the other hand) that is relevant to the preparation of any Tax return that is required to be filed by the New Securities Company or any Group Company for any taxable periods ending on or before the Closing Date, and making employees of any of such companies available on a mutually convenient basis to provide information and/or other assistance in the preparation of any such Tax return.  The Sellers and the Purchaser agree (A) to retain all books and records with respect to Tax matters pertinent to NCH, NCS, the New Securities Company or the Group Companies relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations in both Japan and the United States (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.

4.11       Transition Services Agreement.  The Parties shall, on the Closing Date, cause the New Securities Company, NCH and such other parties as are appropriate to enter into the Transition Services Agreement (which will by its terms become effective upon the Closing).

4.12       Master Services Agreement.  The Parties shall, on the Closing Date, cause Nikko Systems Solutions, Ltd., the New Securities Company, NCS, NCL, NCH and such other parties as are appropriate to enter into the Master Services Agreement (which will by its terms become effective upon the Closing).

4.13       Termination of the Certain Related Party Agreements.

(a)           NCS, NCL and the Purchaser agree that the RM Agreement shall be terminated on or prior to Closing and thereafter will be of no further force and effect, notwithstanding any terms thereof to the contrary.

(b)           On or before the Closing Date, Citigroup and Nikko Business Systems Co. Ltd. will terminate the Citigroup Inc. Stock Plans Affiliate Participation Agreement.

(c)           On or before the Closing Date, Citigroup and NCS will terminate the Citigroup Inc. Stock Plans Affiliate Participation Agreement.

(d)           On or before the Closing Date, NCL and NCH will unwind and terminate the swap agreement dated March 10, 2009.

(e)           On or before the Closing Date, NCL and Nikko Cordial Holdings Limited will unwind and terminate the swap agreement dated March 10, 2009.

4.14       Ongoing Commercial Relationships.  The Sellers shall provide the Purchaser, by no later than May 31, 2009, with a list of all material ongoing commercial and other contractual relationships between one or more of the Sellers and their Affiliates (other than NCS and the Group Companies), on the one hand, and one or more of NCS and the Group Companies, on the other hand (the “Related Party Relationships”).  In relation to each such Related Party Relationship, except as set forth on Schedule 4.14:

(a)           if such Related Party Relationship is to be continued pursuant to the Transition Services Agreement and/or Master Services Agreement, such Ancillary Agreement shall govern;

(b)           if such Related Party Relationship is pursuant to a contract that can be terminated within 90 days after Closing or is with a counterparty that is not wholly-owned, directly or indirectly, by Citigroup Inc., such Related Party Relationship shall (subject to the receipt of third party consents, if any are required) be continued in accordance with such contract unless the relevant parties agree otherwise; and

(c)           in the case of any other Related Party Relationship, if the contract relating thereto is determined (whether before or after the Closing) to be on terms that are materially worse, in the aggregate, from those that would exist in an arm’s length relationship, then the party that is disadvantaged by such non-arm’s length terms may require the other party(ies) to the contract to amend the terms thereof to be consistent with those that would exist in an arm’s length relationship and, if the counterparty/ies refuses within 30 days to agree to such amendment, the disadvantaged party may terminate such agreement without penalty or liability for such termination.

4.15       Notification of Material Non-public Information.  If either the holders of the Marketable Cross-shareholding Securities, on the one hand, or the Purchaser (or, if the Purchaser is not the buyer of the Marketable Cross-shareholding Securities, the buyer designated by the Purchaser), on the other hand, receives or otherwise becomes in possession of (i) material information as provided in Article 166, Paragraph 1 of the Financial Instruments and Exchange Law regarding the issuer of the Marketable Cross-shareholding Securities or (ii) information relating to implementation or cessation of a tender offer for, or other extensive purchase of, any Marketable Cross-shareholding Security as provided in Article 167, Paragraph 1 of the Financial Instruments and Exchange Law at any time after the execution of this Agreement and prior to the Closing, the holders of the Marketable Cross-shareholding Securities, on the one hand, or the Purchaser, on the other hand (as the case may be), shall inform the other or (if the Purchaser is not a buyer of the Marketable Cross-shareholding Securities) such buyer of such information prior to the Closing.

4.16       Office Space for Related Personnel, etc.  Prior to the Closing Date, the Parties shall use commercially reasonable efforts to facilitate the assignment, sublease or other transfer to the New Securities Company, as of the Effective Time, of the leasehold rights in respect of office space currently occupied by Related Personnel on commercially reasonable terms, as specified on Schedule 4.16.

4.17       Purchase Price and Target Net Assets Level Adjustment.  The Purchaser may, at its option, no later than 30 Business Days prior to the Closing Date (or, with the consent of the Sellers, which shall not be unreasonably withheld, no later than 3 Business Days prior to the date of the NCS Demerger Agreement), notify the Sellers that each of the Purchase Price and Target Net Assets Level shall be adjusted upwards and Estimated Excess Capital shall be adjusted downwards, in each case in an equal amount that, in the Purchaser’s reasonable determination, will (to the extent practicable) optimize the working capital and capital structure of the New Securities Company.  In connection with the foregoing, the Sellers shall provide the Purchaser all information that it may reasonably request to allow it to make such determination.

4.18       No Negotiations.  From and after the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 9, the Sellers shall not, nor shall they permit or cause any of their Affiliates or any Persons acting on their behalf to, directly or indirectly, encourage, solicit, engage in negotiations with, or provide any information to, any Person or group (other than the Purchaser or its representatives) concerning any merger, sale of assets, purchase or sale of shares of capital stock or similar transaction involving NCS, the Group Companies, the Related Assets, the New Securities Company or NCL that would be inconsistent with or could reasonably be expected to interfere with the transactions contemplated hereby.  Upon execution of this Agreement, the Sellers and their Affiliates will immediately terminate all discussions with any Person (other than the Purchaser) concerning any such transaction.  Neither the Sellers nor their Affiliates will waive any provision of any confidentiality or similar agreement entered into with any Person (other than the Purchaser) concerning any such transaction, and will enforce all such agreements in accordance with their terms.

4.19       Access to Information.

(a)           From the date hereof until the Closing, upon reasonable notice, the Sellers shall cause its representatives, and shall cause the Group Companies and the New Securities Company and their representatives to, furnish to the representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of NCS, the New Securities Company, the Group Companies and the businesses of NCL to be transferred in the NCL Demerger as the Purchaser may from time to time reasonably request.

(b)           Between the date hereof and the Closing Date, the Sellers shall provide, or cause to be provided, to the Purchaser, promptly following the end of each calendar-month after the date hereof (but in any event not later than the date available to the Sellers), true and complete copies of monthly reports of assets under management of NCS and (where material) the Group Companies.

(c)           No later than 30 Business Days prior to the anticipated Closing Date (but in any event promptly upon their receipt by NCS), NCS shall provide, or cause to be provided, to the Purchaser, a true and complete copy of the audited version of NCS’s 2009 Financial Statements.

(d)           Upon request of the Purchaser, the Sellers agree, and agree to cause each relevant Group Company, in a timely manner to furnish the Purchaser, during the period prior to Closing, with all information concerning the Sellers and the Group Companies, including the audited version of NCS’s 2009 Financial Statements, the other NCS’s Financial Statements and the Related Company Financial Statements, if and to the extent available or reasonably able to be timely prepared by the Sellers, reasonably necessary for any debt and/or equity financing involving the Purchaser or reasonably requested by the Purchaser’s underwriters or financial advisors.

4.20       Further Assurances.  Subject to the last sentence of Section 4.6, each Party agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the transactions contemplated hereunder, including the Demergers, coordination on the separation or licensing of shared systems and establishing necessary firewalling sufficient to safeguard the confidential information data or material of the Parties in accordance with Applicable Law.  Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the transactions contemplated hereunder, including the Demergers.

4.21       Non-Competition.  For a period beginning on the Closing Date and ending on the second anniversary thereof, the Sellers shall not, and the Sellers shall cause Citigroup and its Controlled Affiliates not to, engage in the Retail Securities Distribution Business.  For the avoidance of doubt, the foregoing shall not limit (i) the ability of Citigroup and its Controlled Affiliates that are not licensed as securities companies in Japan from providing products and services of the general nature permitted by Applicable Law and provided on the date of this Agreement and (ii) NCL from providing limited securities brokerage services for and distributing securities products as an incidental service to a limited number of high net worth clients in connection with its core business of serving institutional clients.

5                                         CONDITIONS TO CLOSING

5.1         Conditions to the Parties’ Obligations.  The obligation of the Parties to consummate the Closing shall be subject to the satisfaction prior to the Effective Time of each of the following conditions:

(a)           Regulatory Approvals.  All Required Consents and Notices shall have been obtained or made, as applicable, and remain in full force and effect, or such relevant Governmental Authorities shall have confirmed to the reasonable satisfaction of the Parties that all Required Consents and Notices will be obtained or made, as applicable, not later than immediately after the 10th Business Day after such confirmation (i.e. by the Effective Time as set pursuant to Section 6.3).

(b)           No Orders.  No Order shall have been issued or litigation initiated by any Governmental Authority to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(c)           Systems Availability.  The New Securities Company shall have received confirmation from the Tokyo, Osaka and Nagoya stock exchanges, the Bank of Japan and Japan Securities Depository Center, Inc. that the systems managed by them which are necessary for NCS’s business will be available to the New Securities Company after the NCS Demerger without interruption or disruption.

5.2         Conditions of the Purchaser’s Obligations.  The obligation of the Purchaser to consummate the Closing shall be subject to the satisfaction, or waiver in writing by the Purchaser, prior to or at the Effective Time of each of the following conditions:

(a)           the Sellers shall not have breached in a material respect any covenant or other obligation contained in this Agreement which is required to be performed by the Sellers at or before the Closing;

(b)           the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing Date, except for any breaches that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect; and

(c)           the Guarantee Letter shall be in full force and effect.

5.3         Conditions of the Sellers’ Obligations.  The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, or waiver in writing by the Sellers, prior to or at the Closing of each of the following conditions:

(a)           the Purchaser shall not have breached in a material respect any covenant or other obligation contained in this Agreement which is required to be performed by the Purchaser at or before the Effective Time; and

(b)           the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date, except for any breaches that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on the Sellers or their Affiliates.

6                                         CLOSING

6.1         Date and Place.  Subject to the satisfaction of the conditions to the Closing set forth in Section 5, the preparations for the closing of the purchase and sale of the New Securities Company Shares, the Related Company Shares and the Related Assets (the “Closing”) shall take place at the offices of Nishimura & Asahi, 1-12-32 Akasaka, Minato-ku, Tokyo 107-6029, Japan, on the last Business Day of the month occurring after the 10th Business Day following the satisfaction of the conditions set forth in Section 5.1 or such other place or Business Day as the Purchaser and the Seller(s) may agree in writing (the “Closing Date”).  Notwithstanding the foregoing, if the conditions to the Closing set forth in

Section 5 have been satisfied but there are material third party consents that have not yet been received and the consequence of closing without such consents would, in the Purchaser’s reasonable opinion, cause disruption to the business of the NCS Group or otherwise be materially adverse to the NCS Group, the Purchaser may at its option postpone the Closing Date if (but only if) the Closing Date as so postponed would still be on or before September 30, 2009.  The Closing shall be deemed to be effective as of the Effective Time.

6.2         Closing Date.  Upon the Closing Date:

(a)           NCS shall deliver to the Purchaser (or, with the consent of the Sellers, which shall not be unreasonably withheld, the Purchaser’s designated Affiliate) a signed instruction letter to the New Securities Company irrevocably instructing the New Securities Company to register the transfer of the New Securities Company Shares (which are not certificated) upon or promptly after the Effective Time;

(b)           NCH shall deliver to the Purchaser (or, with the consent of the Sellers, which shall not be unreasonably withheld, the Purchaser’s designated Affiliate) share certificates representing all the Related Company Shares that are certificated (excluding partnership interests) owned by NCH or (if any such Related Company Shares are uncertificated) with instruction letters irrevocably instructing such Related Company to register the transfer of such shares upon or promptly after the Effective Time;

(c)           NCH shall deliver instruments of transfer for its partnership interests and all or any rights related thereto in each of the Partnerships to the Purchaser (or, with the consent of the Sellers, which shall not be unreasonably withheld, the Purchaser’s designated Affiliate), effective upon the Effective Time;

(d)           NCB shall deliver to the Purchaser (or, with the consent of the Sellers, which shall not be unreasonably withheld, the Purchaser’s designated Affiliate) share certificates representing all the Related Company Shares that are certificated owned by NCB, or (if any such Related Company Shares are uncertificated) instruction letters irrevocably instructing such Related Company to register the transfer of its shares upon or promptly after the Effective Time;

(e)           NCH shall deliver instruments of transfer of the Related Assets to the Purchaser (or, with the consent of the Sellers, which shall not be unreasonably withheld, the Purchaser’s designated Affiliate), effective upon the Effective Time:

(i)            in the case of Related Assets that are certificated securities, by delivery of the certificates representing such Related Assets; and

(ii)           in the case of Related Assets that are held through JASDEC or a similar system, by giving relevant securities companies irrevocable instructions necessary for such transfer.

(f)            the Purchaser, the Sellers and the Escrow Agent shall enter into the Escrow Agreement;

(g)           the Purchaser shall pay (or cause its Affiliate(s) to pay) the Purchase Price by wire transfer of immediately available funds, in Japanese Yen, to the Escrow Account;

(h)           the Purchaser shall cause the New Securities Company or any of its Affiliates to offer employment to each of the Citi Seconded Personnel listed on Part B of Schedule IV (excluding Citi Seconded Personnel transferred prior to the Closing Date pursuant to Section 4.3(d)), effective as of the Effective Time, and each of the Sellers shall, or shall cause their Affiliates to, take all actions within their control to facilitate the transfer of such Citi Seconded Personnel to the Purchaser or such Affiliate upon the Effective Time;

(i)            the New Securities Company, the Purchaser, NCH and NCL shall enter into the Alliance Agreement;

(j)            the Transition Services Agreement shall be entered into by the parties thereto;

(k)           the Transitional License Agreement shall be entered into by the parties thereto;

(l)            the Master Services Agreement shall be entered into by the parties thereto; and

(m)          the Sellers shall deliver to the Purchaser resignations of the directors of each of the New Securities Company and each Group Company, effective as of the Effective Time, except as instructed by the Purchaser prior to the Closing Date.

6.3         Effective Time.  Provided that all material actions set forth above have occurred on the Closing Date:

(a)           at the Effective Time the Demergers shall become effective;

(b)           immediately after the Demergers become effective:

(i)            the Sellers will, in accordance with the terms of the Escrow Agreement, be entitled to the Purchase Price held in the Escrow Account, and the Purchaser shall deliver to the Escrow Agent written confirmation thereof;

(ii)           the transfer of the New Securities Company Shares and Related Company Shares contemplated by Section 6.2 shall become effective;

(iii)          the transfer of the Related Assets contemplated by Section 6.2 shall become effective;

(iv)          the employment of the Citi Seconded Personnel contemplated by Section 6.2(h) shall become effective; and

(v)           each of the Alliance Agreement, Transition Services Agreement, Master Services Agreement and Transitional License Agreement shall become effective by its terms; and

(c)           on the first Business Day after the Closing Date, the Purchaser and the Sellers shall cause the mutual repayment or purchase of Indebtedness as contemplated by Section 4.5.

7                                         POST-CLOSING PURCHASE PRICE ADJUSTMENT

7.1         Closing Balance Sheets.  Promptly following the Closing and in any event within 30 Business Days of the Closing Date, the New Securities Company and the Related Companies, with the assistance of the Purchaser, shall prepare and deliver to the Sellers summary balance sheets of the New Securities Company and each of the Related Companies as of the effectiveness of the Demergers and immediately prior to the completion of the Closing (the “Closing Balance Sheets”), which shall contain sufficient information to calculate the amount of Adjusted Combined Net Assets.  The Sellers shall provide such assistance to the New Securities Company and the Related Companies as reasonably requested by the Purchaser in the preparation of the Closing Balance Sheets and shall provide the New Securities Company, the Related Companies and the Purchaser any information reasonably requested and at the New Securities Company, the Related Companies or the Purchaser’s request shall provide the New Securities Company, the Related Companies and/or the Purchaser with access during reasonable business hours to any accounting personnel that remain with the Sellers after the Closing.  The Closing Balance Sheets shall be prepared in accordance with GAAP, on a basis consistent with the principles and policies utilized in the preparation of NCS’s 2009 Financial Statements and the Related Company Audited Financial Statements, and subject to such additional agreed principles and policies as are set forth on Schedule 7.1.

7.2         Review Procedure.  The Sellers shall have 30 Business Days following the date that they receive the Closing Balance Sheets pursuant to Section 7.1 to review the same.  The Purchaser shall provide the Sellers and their accountants with access to all relevant books and records (including electronic data files), work papers and other relevant information to allow the Sellers thoroughly to review and verify the accuracy of the Closing Balance Sheets.  If the Sellers do not object to the Closing Balance Sheets during such 30 Business Day period, the Closing Balance Sheets as prepared and presented by the Purchaser shall be deemed final and binding on the Parties.  If the Sellers object to any aspect of the Closing Balance Sheets within such 30 Business Day period, the Sellers and the Purchaser shall for a period of not less than 30 Business Days after delivery of the objection (the “Closing Balance Sheet Negotiation Period”) seek in good faith to resolve any differences between them.  If the Parties are unable to resolve their differences during that period, either the Sellers or the Purchaser may refer any unresolved matter(s) for resolution to the Japanese affiliate or representative of a mutually acceptable internationally recognized accounting firm (the “Independent Accounting Firm”), which shall, acting as experts in accounting and not as arbitrators, resolve any unresolved issues arising in the preparation of the Closing Balance Sheets only to the extent necessary to determine the correct calculation of the Adjusted Combined Net Assets.  The Sellers and the Purchaser shall request the Independent Accounting Firm to finish its review and render its determination within 30 Business Days, or such longer period as may be agreed by the Parties, of being retained by the Sellers and the Purchaser and shall make reasonably available to the Independent Accounting Firm all relevant books and records (including electronic data files), work papers and other relevant information to allow such firm thoroughly to review and verify the accuracy of the Closing Balance Sheets and the Adjusted Combined Net Assets derived therefrom.  The Independent Accounting Firm’s resolution of any issues arising in the Closing Balance Sheets and determination of the Adjusted Combined Net Assets shall be final and binding upon the Parties.  If the Parties are unable to agree upon the identity of the Independent Accounting Firm within 10 Business Days following the end of the Closing Balance Sheet Negotiation

Period, any Party may apply to Japan Commercial Arbitration Association to have such Person select the Independent Accounting Firm.

7.3         Post-closing Adjustment.  If Adjusted Combined Net Assets, as determined in accordance with Sections 7.1 and 7.2, is less than the Target Net Assets Level, then the Sellers shall promptly pay to the Purchaser cash in an amount equal to the shortfall.  If the Adjusted Combined Net Assets, determined in accordance with Sections 7.1 and 7.2, is greater than the Target Net Assets Level, then the Purchaser shall promptly pay to NCS cash in an amount equal to the excess.  Any such payment shall be made by wire transfer of immediately available funds, in Japanese Yen, to an account specified by the recipient in writing, and shall be treated as an adjustment to the Purchase Price allocable to the New Securities Company Shares.

8                                         INDEMNIFICATION

8.1         Indemnification by NCH.  Subject to the limitations set forth in Section 8.5, each of the Sellers shall indemnify the Purchaser from and against claims and Damages to the extent arising out of or resulting from (i) any inaccuracy of a representation or warranty made by such Seller under Section 3.1 or (ii) any breach of such Seller’s other obligations under this Agreement.  Without limiting the foregoing, NCS shall also indemnify the New Securities Company from and against any Excluded Liabilities.

8.2         Indemnification by the Purchaser.  Subject to the limitations set forth in Section 8.5, the Purchaser shall indemnify the Sellers from and against claims and Damages to the extent arising out of or resulting from (i) any inaccuracy of a representation or warranty made by the Purchaser under Section 3.2 or (ii) any breach of the Purchaser’s other obligations under this Agreement.  Without limiting the foregoing, following the Effective Time the New Securities Company shall also indemnify NCS from and against all Assumed Liabilities.

8.3         Indemnification Procedure.  Whenever any claim shall arise for indemnification under this Section 8, the indemnified Person making such claim (the “Indemnified Person”) shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Person”) in writing of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure timely to provide such notice shall not release the Indemnifying Person from its obligations under this Section 8 except to the extent that the Indemnifying Person is actually prejudiced by such failure.  The notice shall specify the amount or an estimate of the amount of the claim (if known or capable of estimation at such time).

8.4         Defense by Indemnifying Party.

(a)           In connection with any claim by a third party giving rise to or the commencement of any audit or other proceeding that may give rise to indemnity under this Section 8, the Indemnifying Person may, upon written notice to the Indemnified Person, assume the defense of any such third party claim, audit or proceeding, and thereafter conduct the defence thereof at its own expense; provided, however, that nothing in the foregoing shall be deemed to require the Indemnifying Person to acknowledge the validity of any such third party claim, audit or proceeding or make any admission with respect thereto.  If the Indemnifying Person elects to defend such third party claim, audit or proceeding, the Indemnified Person shall make available to the Indemnifying Person or its representatives all records and other materials reasonably required by them for use in contesting such third party claim, audit or proceeding and shall cooperate fully with the Indemnifying Person in the defence thereof.  Notwithstanding such election, the Indemnified Person may participate in any proceedings with counsel of its choice at its own expense.  No Indemnified Person will be liable with respect to any compromise or settlement of any third party claims, audits or proceedings effected without its consent.

(b)           If the Indemnifying Person does not assume the defense of such third party claim, audit or proceeding within 30 days after giving notice under Section 8.4(a) or does not thereafter conduct such defense, the Indemnified Person may defend against such third party claim, audit or proceeding in such manner as it may deem appropriate; provided, that the Indemnified Person may not settle or compromise any third party claim, audit or proceeding without the consent of the Indemnifying Person, whose consent shall not be unreasonably withheld or delayed.

8.5         Limitations, Sole and Exclusive Remedy.

(a)           Any claim for indemnification arising or resulting from any inaccuracy of such Party’s representations and warranties pursuant to Section 8.1(i) or 8.2(i) must be presented in writing in accordance with Section 8.3 prior to June 30, 2011.  Neither the Sellers nor the Purchaser shall have any obligation to indemnify any other Party pursuant to Section 8.1(i) or 8.2(i) in relation to any claim made after such date.  Any claim for indemnification pursuant to Section 8.7(a)(ii) must be presented in writing in accordance with Section 8.3 prior to the third anniversary of the Closing Date.  NCH shall have no obligation to indemnify any Party pursuant to section 8.7(a)(ii) in relation to any claim made after such date.  For the avoidance of doubt, any claims relating to the Excluded Liabilities are not subject to subject to such limitation.

(b)           The Sellers shall not be liable to the Purchaser under this Agreement in respect of any claim or series of claims arising or resulting from any inaccuracy of the Sellers’ representations or warranties unless and until the aggregate amount of such claims or series of claims exceeds ¥5.45 billion, and any liability in respect thereof shall only be for the amount of Damages in excess of such amount; provided, that claims relating to breaches of the representations and warranties set forth in Section 1, 2, 3(a), 3(b) and 3(s) of Schedule 3.1 are not subject to such limitation.

(c)           The aggregate liability of the Sellers to the Purchaser for all claims arising under this Agreement shall not (in the absence of fraud) exceed ¥100 billion; provided that the aggregate liability relating to a breach of the representations and warranties set forth in Section 1(a), 1(b), 1(c), 2, 3(a), 3(b) and 3(s) of Schedule 3.1 is not subject to such limitation, and the aggregate liability of any Seller for all claims arising under this Agreement shall not exceed the portion of the Purchase Price paid to or for the account of such Seller and its wholly-owned Subsidiaries and the aggregate liability of all Sellers shall not in any event exceed the Purchase Price.  For the avoidance of doubt, any claims relating to the Excluded Liabilities or under the indemnity in Section 8.7 are not subject to such ¥100 billion limitation.

(d)           The aggregate liability of the Purchaser to the Sellers for all claims arising under this Agreement shall not (in the absence of fraud) exceed ¥100 billion; provided that the aggregate liability of the Purchaser to the Sellers for failure to pay the Purchase Price shall not in any event exceed the Purchase Price, and the liability of the Purchaser to an individual Seller shall not exceed the portion of the Purchase Price paid to or for the account of such Seller and its wholly-owned Subsidiaries; and provided further that claims relating to a breach of the representations and warranties set forth in Section (a), (b), (c) and (e) of Schedule 3.2 and claims relating to the Assumed Liabilities are not subject to such ¥100 billion limitation.

(e)           The indemnities under this Section 8 shall be the only remedy for claims covered by these indemnities, and no Party shall have any further or other claim in respect of any actual or alleged breach of this Agreement.

8.6         Incidental and Consequential Damages.  No Party shall be liable to any other Party or Parties for any indirect, incidental or consequential damages (including lost profits) for any breach of this Agreement or otherwise arising in connection with the subject matter of this Agreement (whether arising in contract, negligence, strict liability or other legal theory).

8.7         Tax Indemnification.

(a)           NCH shall pay, and indemnify the Purchaser, the New Securities Company and each Related Company against, but only to the extent not reserved for in the Closing Balance Sheets, (i) all Taxes of NCS and NCL (if and to the extent the Purchaser could have any exposure thereto), (ii) all Taxes of all Japanese Related Companies under the Corporation Tax Law (or similar Applicable Law imposing Tax based on income) in respect of all periods prior and up to December 31, 2008, and (iii) all Taxes which are obligations of the New Securities Company or any Group Company pursuant to the Corporation Tax Law (or similar Applicable Law) solely by reason of the New Securities Company or Group Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date (but not, for the avoidance of doubt, Taxes imposed upon the income or operations of the New Securities Company or any Group Company for any periods beginning on or after January 1, 2009).  For the avoidance of doubt, the Seller shall have no indemnification obligations in respect of Taxes of the New Securities Company or any Group Company arising out of or attributable to the period (or portion thereof) beginning after the Closing.

(b)           NCH will be entitled to any credits and refunds (including interest received thereon) under the Corporation Tax Law (or similar Applicable Law imposing Tax based on income) (i) relating to NCS in respect of taxable periods (or portions thereof) ending on or before the Closing and (ii) relating to any Japanese Related Company, in respect of taxable periods (or portions thereof) ending on or before December 31, 2008.  The Purchaser shall cause such refund to be paid to NCS or NCH (as appropriate) promptly following its receipt.

9                                         TERMINATION

9.1         Termination.  This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a)           by mutual written agreement of the Parties;

(b)           by either the Sellers or the Purchaser upon written notice to the other Party if the other Parties or Party commits a material breach of this Agreement, and if it fails to cure such breach within 20 Business Days after the non-breaching Party has served a written notice concerning such breach on the breaching Party;

(c)           by either the Sellers, on the one hand, or the Purchaser, on the other hand, upon written notice to the other Party if the Closing shall not have been consummated on or before 5:00 p.m. (Japan time) on December 31, 2009 or such later time and date as may be agreed in writing by the Purchaser and the Sellers; provided that neither the Purchaser nor the Sellers shall have the right to terminate this Agreement under this Section 9.1(c) if such Party is then in breach of or default under any representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 5 would not be satisfied; or

(d)           by any Party if any Governmental Authority has issued an Order enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and (if issued by a Governmental Authority outside Japan or the United States) non-appealable.

9.2         Effect of Termination.  If this Agreement is terminated pursuant to this Section 9, this Agreement (other than this Section 9 and Section 10, each of which shall survive) shall become void and have no effect, without any liability on the part of any Party.  Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any Party of liability for a breach of any of its obligations under this Agreement.

9.3         Termination after Closing.  Notwithstanding the provisions of the preceding Paragraphs, after the completion of the Closing, no Party shall have the right to terminate this Agreement, and this Agreement shall not terminate for any reason whatsoever, unless the Parties otherwise agree in writing.

10                                  MISCELLANEOUS

10.1       Governing Law.  The construction, validity and performance of this Agreement shall be governed in all respects by laws of Japan.

10.2       Dispute Resolution.  Any dispute, action or proceeding arising out of or in connection with this Agreement, including any question regarding its existence, validity, binding effect, breach, amendment or termination shall be subject to the exclusive jurisdiction of the Tokyo District Court.

10.3       Expenses; Costs.  Except as otherwise specifically provided in this Agreement, each Party to this Agreement shall bear its own expenses in connection with the sale and purchase of the New Securities Company Shares, the Related Company Shares and the Related Assets, including the Demergers and preparation and execution of this Agreement.  The Sellers, on the one hand, and the Purchaser, on the other hand, shall each bear one-half of (i) the costs associated with the relocation of any Related Personnel or Citi Seconded Personnel and (ii) the costs associated with the separation of any shared systems among the Sellers, on the one hand, and the Purchaser, the New Securities Company or any Group Company, on the other hand, provided that the Purchaser’s share of such costs shall not exceed ¥2.0 billion in the aggregate.  The Parties will establish a transition committee to oversee the relocation and separation process and agree upon procedures to monitor and control the expense thereof.  The fees and expenses of the Independent Accounting Firm, if one is required, shall be borne by the Sellers if the Adjusted Combined Net Assets as determined by the Independent Accounting Firm is equal to or lower than the Adjusted Combined Net Assets calculated by the Purchaser; and by the Purchaser if Adjusted Combined Net Assets as determined by the Independent Accounting Firm is higher than the Adjusted Combined Net Assets calculated by the Purchaser.

10.4       Transfer Taxes.  The Sellers, on the one hand, and the Purchaser, on the other hand, shall each bear responsibility for one half of any and all Transfer Taxes.  The Sellers and the Purchaser shall each timely sign and deliver to each other such certificates or forms as may be necessary and appropriate for each of them to establish an exemption from (or otherwise reduce), or to file Tax Returns with respect to, such Taxes.  The Purchaser shall bear all consumption tax being payable with respect to the relevant Related Assets as a result of the transactions contemplated herein.

10.5       Assignment.  No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Parties; provided, however, that the Purchaser may assign this Agreement or any of its rights hereunder to one or more Affiliates of the Purchaser without the consent of the Sellers if any such assignment does not delay or adversely affect the timing of the Closing, but no such assignment shall relieve the Purchaser of its obligations hereunder.

10.6       No Waiver; Amendments.  The rights which each Party has under this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to the other Parties.  No waiver by any Party in respect of any breach shall operate as a waiver in respect of any subsequent breach.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought.

10.7       Severability.  If any provisions of this Agreement are found by any Governmental Authority to be void or unenforceable, such provisions shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue to apply.  The Parties shall negotiate in good faith in order to seek to agree the terms of a mutually satisfactory provision to be substituted for the provision found to be void or unenforceable.

10.8       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9       No Other Agreement.  This Agreement supersedes any previous oral or written agreement between the Parties in relation to the matters dealt with herein.  Except for the representations and warranties set forth in Sections 3.1 and 3.2 of this Agreement, no Party is relying on any representations or warranties of any kind whatsoever, express or implied from the other, its agents, or representatives.

10.10     Notices.  Any notice or communication under this Agreement shall be sent to the Parties in English at their respective addresses set forth below or such other addresses as may from time to time be notified.  Notices may be sent by hand, or by registered mail (internationally recognized courier service if overseas) or by fax or email, and shall be deemed to be received, if sent by hand, fax or email, one normal working hour (at the place of delivery) after delivery or transmission, and if by registered mail the second working day after posting (or, in the case of international courier service, on the fifth working day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service).

If to the Purchaser:

Sumitomo Mitsui Banking Corporation

1-2, Yurakucho 1-chome

Chiyoda-ku, Tokyo 100-0006

Attention:  Fumihiko Ito

Phone:  813-5512-4466

Fax:   813-5512-4428
Email address:  ito_fumihiko@ay.smbc.co.jp

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Izumi Garden Tower, 21st floor

1-6-1 Roppongi

Minato-ku, Tokyo 106-6021

Attention:  Mitsuhiro Kamiya

Phone:  813-3568-2228

Fax:  813-3568-2626

Email address:  mitsuhiro.kamiya@skadden.com

If to the Sellers:

Nikko Citi Holdings Inc.

5-1, Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-6520

Attention:  Mark D. Hunsaker

Phone:  813-5644-4345

Fax:  813-5644-1595

Email address:  mark.hunsaker@citi.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

2-2, Uchisaiwaicho 2-chome

Chiyoda-ku, Tokyo 100-0011

Attention:  David Lakhdhir

Phone:  44-20-7367-1602

Fax:  44-20-7367-1652

Email address:  dlakhdhir@paulweiss.com

10.11     Confidentiality and Public Announcements.

(a)           For two years after the date hereof, the Parties shall neither disclose or divulge to any third party, nor use for any purpose other than the purposes relating to the performance of this Agreement, without the other Parties’ prior written consent, the contents of this Agreement or any and all confidential and proprietary information previously received or to be received in the future (regardless of whether orally, in writing, by e-mail or any other means) directly or indirectly from the other Parties in connection with the negotiation, execution or performance of this Agreement (hereinafter collectively referred to as “Confidential Information”), except to the Party’s Affiliates and professional advisors of such Party and its Affiliates (and provided that the Party shall cause the recipient to assume and perform the confidentiality obligations equivalent to those imposed on such Party under this Agreement), except where (i) submission/disclosure is required under the Applicable Laws or rules of any applicable securities exchanges, (ii) submission/disclosure is requested by Governmental Authorities, (iii) submission/disclosure to Governmental Authorities is desirable in the reasonable judgment of such Party or (iv) disclosure is necessary to facilitate the financing activities of the Purchaser, the New Securities Company or any of the Group Companies; provided, however, that Confidential Information shall not include any of the information described in (1) through (4) below:

(1)           Information that is already publicly known when this Agreement is executed; information that is already publicly known when it is received by the receiving Party; and information that becomes publicly known after the date hereof without any fault of the Party in possession of such information;

(2)           Information that is already in the receiving Party’s possession when it is received and not subject to a confidentiality agreement or other obligation of secrecy to the disclosing party;

(3)           Information legally and separately obtained by a Party from a duly authorized third party that is not bound by a confidentiality agreement or other obligation of secrecy to the disclosing party; and

(4)           Information independently developed by a Party without any use of the Confidential Information.

(b)           In the event that any disclosure is required under the foregoing provisions of Section 10.11(a)(i), the Party in relation to which such disclosure is required or making (or whose Affiliate is making) the disclosure, as the case may be, shall, to the extent legally permissible, consult with the other Party and take into account such other Party’s reasonable requirements in making such disclosure.

(c)           In the event that any disclosure is required under the foregoing provisions of Section 10.11(a)(ii), (iii) or (iv), the Party in relation to which such disclosure is required or making (or whose Affiliate is making) the disclosure, as the case may be, shall, to the extent practicable, consult with the other Party and take into account such other Party’s reasonable requirements in making such disclosure.

(d)           The Parties shall coordinate and agree upon the text and timing of their respective public announcements to be made after the execution of this Agreement and after the Closing regarding the transactions contemplated by this Agreement, taking into account the requirements of all applicable laws and of any applicable securities exchange.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NIKKO CITI HOLDINGS INC.

By:	/s/ Douglas L. Peterson
Name: Douglas L. Peterson
Title: Chairman, Representative Director, Chief Executive Officer and President

NIKKO CORDIAL SECURITIES INC.

By:	/s/ Eiji Watanabe
Name: Eiji Watanabe
Title: President and Chief Executive Officer

NIKKO CITI BUSINESS SERVICES INC.

By:	/s/ William Brent Tanner
Name: William Brent Tanner
Title: President and Representative Director

NIKKO CITIGROUP LIMITED

By:	/s/ Sim S. Lim
Name: Sim S. Lim
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Masayuki Oku
Name: Masayuki Oku
Title: President